Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of California BanCorp of our report dated March 22, 2022, relating to the financial statements, appearing in the Annual Report on Form 10-K of California BanCorp for the year ended December 31, 2021, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP

Sacramento, California

August 18, 2022